Exhibit 99.1

Newmont Announces Solid First Quarter 2020 Results

Company responds to COVID-19 from position of strength; proven operating model and  globally diverse portfolio highlight competitive advantage

DENVER--(BUSINESS WIRE)--May 5, 2020--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced first quarter 2020 results.

COVID-19 response

  Fully mobilized rapid response crisis management teams and business continuity plans and are working closely with host and indigenous communities, regional and national governments and medical experts to protect Newmont's workforce and nearby communities
  Implemented wide-ranging controls at the Company's operations and offices to put the health, safety, and overall wellbeing of Newmont's people and communities above all else, including significantly minimized staffing levels at the Company's operations
  Established global supply chain task force to assess potential risks and develop viable contingency plans
  Two operations temporarily in care and maintenance while sites representing approximately 90 percent of the Company's planned 2020 production are operating
  Established $20 million Global Community Support Fund focused on employee and community health, food security and local economic resilience through partnerships with local governments, medical institutions, charities and non-governmental organizations to address the greatest needs

First quarter 2020 highlights

  Produced 1.5 million attributable ounces of gold* and reported CAS* of $781 per ounce and AISC* of $1,030 per ounce and produced 339 thousand attributable gold equivalent ounces from co-products
  Generated $939 million of cash from continuing operations and $611 million of Free Cash Flow*
  Received $1.4 billion in cash proceeds from the sale of KCGM, Continental Gold and Red Lake
  Refinanced $1.0 billion of outstanding debt at historically low coupon of 2.25 percent
  Executed ~$300 million of share repurchases at average price of $45 with 80 percent of $1 billion buyback program now complete
  Reported $3.7 billion of consolidated cash with $6.6 billion of liquidity and a net debt to pro forma adjusted EBITDA* ratio of 0.7x
  Declared first quarter dividend of $0.25 per share, an increase of 79 percent over prior year quarter

“We are responding to COVID-19 from a position of strength, taking proactive steps to prioritize the well-being of our employees and the communities in which we operate. These unprecedented times further highlight the importance of a proven operating model, talented workforce and the ability to adapt to dynamic circumstances quickly and with care for all stakeholders," said Tom Palmer, President and Chief Executive Officer. “Our world-class diversified portfolio of assets and resilient team delivered solid first quarter performance with $1.1 billion in adjusted EBITDA and $611 million in free cash flow. Our robust balance sheet provides us with significant financial flexibility to continue allocating capital where it is needed most during this time of uncertainty, while maintaining our industry-leading returns to shareholders."

*See footnotes provided at end of release, as well as the cautionary statement at end of release regarding forward-looking statements, including with respect to financial and operating outlook and expected returns to shareholders.

First quarter 2020 Financial and Production Summary

  Net income: Delivered GAAP net income from continuing operations attributable to Newmont stockholders of $837 million or $1.04 per diluted share and adjusted net income1 of $326 million or $0.40 per diluted share
  EBITDA: Generated $1,118 million in adjusted EBITDA2, an increase of 63 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $939 million and free cash flow3 of $611 million, increases of 64 percent and 75 percent over the prior year quarter, respectively
  Gold costs applicable to sales (CAS)4: Reported CAS of $781 per ounce, an increase of 11 percent over the prior year quarter
  Gold all-in sustaining costs (AISC)5: Reported AISC of $1,030 per ounce, an increase of 14 percent over the prior year quarter
  Attributable gold production6: Produced 1.5 million ounces of gold, an increase of 20 percent over the prior year quarter
  Portfolio improvements: Completed divestiture of the Company’s 50 percent interest in Kalgoorlie Consolidated Gold Mines (KCGM) in Australia; approved Autonomous Haulage at Boddington in Australia; completed sale of investment holdings in Continental Gold; completed divestiture of Red Lake complex in Canada.
  2020 Outlook: On March 23, the Company withdrew its full-year 2020 guidance as some production could be deferred into 2021, potentially impacting costs in 2020 if some operations are on care and maintenance for an extended period. Newmont is well positioned to safely and efficiently ramp-up mining operations in a timely manner. As of May 4, 2020, operations representing approximately 90 percent of our planned 2020 production are operating.

First quarter 2020 summary results

Net income (loss) from continuing operations attributable to Newmont stockholders for the quarter was $837 million or $1.04 per diluted share, an increase of $724 million from the prior year quarter primarily due to the gains on the sale of KCGM, Continental Gold and Red Lake, higher production from the acquired Goldcorp assets and higher average realized gold prices, partially offset by an investment impairment and change in fair value of investments and from debt extinguishment in March 2020.

Adjusted net income was $326 million or $0.40 per diluted share, compared to $176 million or $0.33 per diluted share in the prior year quarter. The adjustments to net income of $(0.64) primarily related to gains on asset and investment sales, changes in the fair value of investments, the impairment of investments, debt extinguishment costs, and valuation allowance and other tax adjustments.

Revenue increased 43 percent from the prior year quarter to $2,581 million primarily due to new production from the acquired Goldcorp assets and higher average realized gold prices.

Average realized price7 for gold was $1,591, an increase of $291 per ounce over the prior year quarter; average realized price for copper was $1.56, a decrease of $1.33 per pound over the prior year quarter; average realized price for silver, lead and zinc were $14.13 per ounce, $0.64 per pound and $0.62 per pound, respectively.

Gold CAS increased 22 percent to $1,140 million for the quarter due to costs included from the Goldcorp assets. Gold CAS per ounce increased 11 percent from the prior year quarter to $781 per ounce primarily due to lower ore grade mined at Yanacocha and Merian, higher gold price-related royalties and stripping campaigns at Ahafo, partially offset by higher ounces sold from the acquired Goldcorp assets.

Gold AISC increased 14 percent to $1,030 per ounce for the quarter primarily due to higher gold CAS per ounce, higher sustaining capital spend and care and maintenance costs associated with COVID-19.

Attributable gold production increased 20 percent to 1.5 million ounces for the quarter primarily due to new production from the Goldcorp assets, partially offset by the sale of Kalgoorlie in Australia and lower ore grade milled at Ahafo, Yanacocha and Merian.

Attributable gold equivalent ounce (GEO) production from other metals increased to 339 thousand ounces primarily due to new silver, lead and zinc production from Peñasquito, partially offset by the classification of copper as a by-product at Phoenix following the formation of Nevada Gold Mines. CAS from other metals totaled $192 million for the quarter. CAS per GEO improved by 29 percent to $602 per ounce primarily due to new production at Peñasquito, a favorable Australian dollar foreign currency exchange rate, no stockpile inventory adjustment, lower royalties at Boddington and the classification of copper as a by-product at Phoenix following the formation of Nevada Gold Mines. AISC per GEO improved 13 percent to $860 per ounce primarily due to lower CAS from other metals, partially offset by higher treatment and refining costs.

Capital expenditures8 increased by 46 percent to $328 million, primarily due to sustaining capital investment from the acquired Goldcorp assets, partially offset by reduced development capital spend. Development capital expenditures in 2020 primarily include advancing Tanami Expansion 2, Musselwhite Materials Handling and conveyor installation, Quecher Main, Yanacocha Sulfides, Ahafo North, and Nevada’s Goldrush and Turquoise Ridge shaft projects.

Consolidated operating cash flow from continuing operations increased 64 percent from the prior year quarter to $939 million due to higher realized gold prices and the inclusion of sales from the acquired Goldcorp assets. Free Cash Flow also increased to $611 million for the quarter, compared to the prior year quarter, primarily due to higher operating cash flow, partially offset by higher capital expenditures.

Balance sheet ended the quarter with $3.7 billion of consolidated cash and approximately $3.0 billion of borrowing capacity on revolving credit facility, totaling approximately $6.6 billion of liquidity; reported net debt to pro forma adjusted EBITDA of 0.7x9; issued $1.0 billion of 10-year Senior Notes at 2.25 percent and retired approximately $1.1 billion outstanding debt maturing in 2022 and 2023.

Nevada Gold Mines (NGM) attributable gold production was 329 thousand ounces with CAS of $733 per ounce and AISC of $927 per ounce for the first quarter 2020. EBITDA for NGM was $264 million.

COVID-19 update

In December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China (“COVID-19”) and has since spread worldwide, posing public health risks across the globe. In March 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and workforce participation and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 pandemic on Newmont's operational and financial performance, including the Company's ability to execute its 2020 business plan in the expected time frame, will depend on future developments, including the duration and severity of the pandemic and related restrictions, all of which are uncertain and cannot be predicted.

In response to the COVID-19 pandemic, Newmont has fully mobilized its business continuity plans and Rapid Response crisis management teams and is working closely with host and indigenous communities, regional and national governments and medical experts to protect the Company's workforce and nearby communities, while also taking steps to preserve the long-term value of its business.

Newmont has implemented controls at our operations and offices around the globe to put the health, safety, and overall wellbeing of the Company's people and communities above all else. The Company has been working closely with host governments and communities to implement strict safety protocols at Newmont's sites with physical distancing and a reduced workforce. Newmont is also implementing the provision of hygienic and other critical supplies and training and, in certain cases, pre-emptively ramping down operations to safeguard vulnerable communities, or placing operations in care and maintenance to align with government efforts. The health and safety of Newmont's people and our host communities is paramount. This is why the Company engaged its Rapid Response process early in connection with the on-going COVID-19 pandemic and proactively took conservative steps to prevent further transmission of the Coronavirus. These steps include but are not limited to:

  Cancelling all non-essential travel in early March;
  Closing the Company's offices and implementing remote and flexible work arrangements
  Significantly reducing the number of people working on Newmont operating sites to the essential numbers required to operate and maintain the mines, processing plants and environmental control management systems;
  Enhancing temperature and questionnaire screening prior to arrival or entry to sites;
  Implementing strict physical distancing protocols in planes, buses, light vehicles, offices and dining facilities;
  Increasing the frequency of deep cleaning and sanitization of surfaces;
  Providing hygiene and health support to nearby communities where Newmont employees and contractors live and work; and
  Proactively ramping down certain operations to reduce the risk of transmission to nearby communities with limited health care capacity.

Newmont has also established a global Supply Chain task force to ensure that the Company assess all potential risks and develop viable contingency plans that enable it to stay ahead of any potential disruptions to the supply base and corresponding risks to projects and production.

As of the date of filing, Newmont has no confirmed cases of COVID-19 at any of its sites thanks to the discipline of our employees in adhering to these and other protocols. Newmont is proud of the way our employees have responded to these challenging times. In addition to strict adherence to COVID-19 protocols, they have demonstrated their commitment further by joining the fight against this pandemic in the communities where they live and work. As a global business with operations in eight countries, the Company is committed to doing our part to combat this disease and protect people and their livelihoods.

In addition to the above measures, in April 2020 Newmont announced the establishment of the Newmont Global Community Support Fund, a $20 fund to help host communities, governments and employees combat the COVID-19 pandemic. The fund is designed to focus on employee and community health, food security and local economic resilience through partnerships with local governments, medical institutions, charities and non-governmental organizations to address the greatest needs with long-term resiliency and future community development in mind.

Newmont's operations have been affected by a range of external factors related to the COVID-19 pandemic that are not within the Company's control. In order to protect nearby communities and align with travel restrictions or health considerations in Canada, Argentina and Peru, four Newmont operations were temporarily put into care and maintenance in March 2020 including Musselwhite, Éléonore, Cerro Negro and Yanacocha. In April 2020, the Company also began taking steps towards a safe and orderly ramp down of operations at Peñasquito in Mexico and placed the operations on care and maintenance on April 12, 2020. The Company is in the process of ramping up operations at Cerro Negro, Yanacocha and Éléonore. Mines representing approximately 90 percent of Newmont's planned production outlook for 2020 are operational. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, we will reduce operational activities up to and including care and maintenance and management of critical environmental systems.

Newmont believes its liquidity of approximately $6.6 billion is sufficient to continue business operations during this volatile period. We will continuously review and assess the COVID-19 pandemic and its impacts on our business, our people, the communities in which we operate, our suppliers and our customers to be responsive to developments while maintaining financial flexibility. As of March 31, 2020, our cash and cash equivalents were $3.7 billion, and we had access to approximately $3.0 billion of borrowing capacity under our unsecured revolving credit facility, which we believe allows us manage the near-term impacts of the COVID-19 pandemic on our business.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Tanami Expansion 2 and Musselwhite Materials Handling have been approved and the projects are in execution. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low cost producer with potential to extend mine life to 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years beginning in 2023, and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $700 million and $800 million.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The project is 95 percent complete; however, full commissioning has been delayed amidst the COVID-19 pandemic as Musselwhite operations have been placed on care and maintenance.

Outlook

On March 23, the Company withdrew only its full-year 2020 guidance as some production could be deferred into 2021, potentially impacting costs in 2020 if some operations are on care and maintenance for an extended period. Newmont is well positioned to safely and efficiently ramp-up mining operations in a timely manner. The Company’s long-term value proposition remains unchanged, despite these shorter-term disruptions, as Newmont continues to have the industry’s largest gold Mineral Reserves of 95.7 million ounces10.

1 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
2 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
3 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
4 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
5 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
6 Attributable gold production for the full year 2020 includes 95,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%)
7 Non-GAAP measure. See end of this release for reconciliation to Sales.
8 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows
9 Non-GAAP measure. See end of this release for reconciliation.
10 As of December 31, 2019, Newmont reported 100.2 million ounces of gold Mineral Reserves and 95.7 million ounces after adjusting for the KCGM and Red Lake divestment.

	Three Months Ended March 31,
Operating Results	2020	2019	% Change
Attributable Sales (koz)
Attributable gold ounces sold	1,369	1,234	11%
Attributable gold equivalent ounces sold	319	51	525%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,591	$1,300	22%
Average realized copper price	$1.56	$2.89	(46)%
Average realized silver price	$14.13	$—	—%
Average realized lead price	$0.64	$—	—%
Average realized zinc price	$0.62	$—	—%

Attributable Production (koz)
North America [1]	376	81	364%
South America [1]	235	185	27%
Australia	258	340	(24)%
Africa	186	231	(19)%
Nevada [2]	329	393	(16)%
Pueblo Viejo (40%)[3]	95	—	—%
Total Gold	1,479	1,230	20%

North America	310	—	—%
Australia	29	31	(6)%
Nevada	—	17	(100)%
Total Gold Equivalent Ounces	339	48	606%

CAS Consolidated ($/oz, $/GEO)
North America	$863	$889	(3)%
South America	$806	$577	40%
Australia	$730	$756	(3)%
Africa	$737	$594	24%
Nevada	$733	$768	(5)%
Total Gold	$781	$701	11%
Total Gold (by-product)	$734	$683	7%

North America	$580	$—	—%
Australia	$813	$899	(10)%
Nevada	$—	$747	(100)%
Total Gold Equivalent Ounces	$602	$848	(29)%

AISC Consolidated ($/oz)
North America	$1,067	$991	8%
South America	$997	$721	38%
Australia	$949	$897	6%
Africa	$930	$775	20%
Nevada	$927	$952	(3)%
Total Gold	$1,030	$907	14%
Total Gold (by-product)	$1,040	$896	16%

North America	$841	$—	—%
Australia	$1,035	$1,039	—%
Nevada	$—	$878	(100)%

Total Gold Equivalent Ounces	$860	$985	(13)%
[1]

Includes sites acquired as part of the Newmont Goldcorp transaction, effective April 18, 2019. [2] Newmont contributed its existing Nevada mining operations in exchange for a 38.5% interest in NGM, effective July 1, 2019. [3] Represents attributable gold from equity method investments. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)
	Three Months Ended March 31,
	2020	2019

Sales	$2,581	$1,803

Costs and expenses
Costs applicable to sales (1)	1,332	978
Depreciation and amortization	565	312
Reclamation and remediation	38	30
Exploration	44	41
Advanced projects, research and development	27	27
General and administrative	65	59
Other expense, net	53	68
	2,124	1,515
Other income (expense):
Gain on asset and investment sales	593	1
Other income, net	(189)	44
Interest expense, net of capitalized interest	(82)	(58)
	322	(13)
Income (loss) before income and mining tax and other items	779	275
Income and mining tax benefit (expense)	23	(125)
Equity income (loss) of affiliates	37	(5)
Net income (loss) from continuing operations	839	145
Net income (loss) from discontinued operations	(15)	(26)
Net income (loss)	824	119
Net loss (income) attributable to noncontrolling interests	(2)	(32)
Net income (loss) attributable to Newmont stockholders	$822	$87

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$837	$113
Discontinued operations	(15)	(26)
	$822	$87
Net income (loss) per common share
Basic:
Continuing operations	$1.04	$0.21
Discontinued operations	(0.02)	(0.05)
	$1.02	$0.16
Diluted:
Continuing operations	$1.04	$0.21
Discontinued operations	(0.02)	(0.05)
	$1.02	$0.16
(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)
	Three Months Ended March 31,
	3/31/2020	3/31/2019
Operating activities:
Net income (loss)	$824	$119
Adjustments:
Depreciation and amortization	565	312
Stock-based compensation	21	19
Reclamation and remediation	35	27
Loss (income) from discontinued operations	15	26
Deferred income taxes	(118)	21
Gain on asset and investment sales, net	(593)	(1)
Impairment of investments	93	1
Change in fair value of investments	93	(21)
Charges from debt extinguishment	74	—
Other operating adjustments	(97)	61
Net change in operating assets and liabilities	27	10
Net cash provided by (used in) operating activities of continuing operations	939	574
Net cash provided by (used in) operating activities of discontinued operations	(3)	(3)
Net cash provided by (used in) operating activities	936	571

Investing activities:
Proceeds from sales of other assets	1,121	2
Additions to property, plant and mine development	(328)	(225)
Proceeds from sales of investments	264	3
Return of investment from equity method investees	43	—
Purchases of investments	(12)	(53)
Other	35	(2)
Net cash provided by (used in) investing activities	1,123	(275)

Financing activities:
Repayment of debt	(1,070)	—
Proceeds from issuance of debt, net	985	—
Repurchases of common stock	(321)	—
Dividends paid to common stockholders	(112)	(76)
Distributions to noncontrolling interests	(46)	(44)
Payments for withholding of employee taxes related to stock-based compensation	(36)	(39)
Funding from noncontrolling interests	28	26
Payments on lease and other financing obligations	(16)	(10)
Other	2	—
Net cash provided by (used in) financing activities	(586)	(143)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	(3)
Net change in cash, cash equivalents and restricted cash	1,469	150
Cash, cash equivalents and restricted cash at beginning of period	2,349	3,489
Cash, cash equivalents and restricted cash at end of period	$3,818	$3,639

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,709	$3,545
Restricted cash included in Other current assets	2	2
Restricted cash included in Other non-current assets	107	92
Total cash, cash equivalents and restricted cash	$3,818	$3,639

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)
	At March 31, 2020	At December 31, 2019
ASSETS
Cash and cash equivalents	$3,709	$2,243
Trade receivables	220	373
Investments	175	237
Inventories	971	1,014
Stockpiles and ore on leach pads	886	812
Other current assets	494	570
Current assets held for sale	—	1,023
Current assets	6,455	6,272
Property, plant and mine development, net	24,952	25,276
Investments	2,890	3,199
Stockpiles and ore on leach pads	1,519	1,484
Deferred income tax assets	517	549
Goodwill	2,763	2,674
Other non-current assets	603	520
Total assets	$39,699	$39,974

LIABILITIES
Accounts payable	$509	$539
Employee-related benefits	251	361
Income and mining taxes payable	171	162
Lease and other financing obligations	92	100
Debt	86	—
Other current liabilities	843	880
Current liabilities held for sale	—	343
Current liabilities	1,952	2,385
Debt	6,030	6,138
Lease and other financing obligations	531	596
Reclamation and remediation liabilities	3,521	3,464
Deferred income tax liabilities	2,297	2,407
Employee-related benefits	437	448
Streaming agreement	1,040	1,058
Other non-current liabilities	1,111	1,061
Total liabilities	16,919	17,557

Contingently redeemable noncontrolling interest	45	47

EQUITY
Common stock	1,290	1,298
Treasury stock	(156)	(120)
Additional paid-in capital	18,078	18,216
Accumulated other comprehensive income (loss)	(252)	(265)
Retained earnings	2,846	2,291
Newmont stockholders' equity	21,806	21,420
Noncontrolling interests	929	950
Total equity	22,735	22,370
Total liabilities and equity	$39,699	$39,974

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2020
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$822	$1.02	$1.02
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	15	0.02	0.02
Net income (loss) attributable to Newmont stockholders from continuing operations	837	1.04	1.04
(Gain) loss on asset and investment sales (3)	(593)	(0.73)	(0.73)
Change in fair value of investments (4)	93	0.11	0.11
Impairment of investments (5)	93	0.11	0.11
Loss on debt extinguishment (6)	74	0.09	0.09
Goldcorp transaction and integration costs (7)	16	0.02	0.02
Restructuring and other (8)	7	—	—
COVID-19 specific costs (9)	2	—	—
Tax effect of adjustments (10)	93	0.13	0.13
Valuation allowance and other tax adjustments, net (11)	(296)	(0.37)	(0.37)
Adjusted net income (loss) (12)	$326	$0.40	$0.40

Weighted average common shares (millions): (13)		807	809
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 11 to our Condensed Consolidated Financial Statements.
(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, primarily represents a  $493  gain on the sale of Kalgoorlie in January 2020, a  $91  gain on the sale of Continental and a  $9  gain on the sale of Red Lake in March 2020.

(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 17 to our Condensed Consolidated Financial Statements.

(5)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(6)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of the 2022 Senior Notes and 2023 Senior Notes.
(7)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019.
(8)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements.
(9)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(109), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(179), reductions to the reserve for uncertain tax positions of $(24), and other tax adjustments of $31. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(15).

(12)

Adjusted net income (loss) has not been adjusted for $18 of cash and $6 of non-cash care and maintenance costs, included in Other expense, net and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during the period ended March 31, 2020. Amounts are presented net of income (loss) attributable to noncontrolling interests of $2 and $1, respectively.

(13)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

	Three Months Ended March 31, 2019
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$87	$0.16	$0.16
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	26	0.05	0.05
Net income (loss) attributable to Newmont stockholders from continuing operations	113	0.21	0.21
Goldcorp transaction and integration costs (3)	45	0.08	0.08
Change in fair value of investments (4)	(21)	(0.04)	(0.04)
Nevada JV transaction and integration costs (5)	12	0.03	0.03
Impairment of long-lived assets (6)	1	—	—
Loss (gain) on asset and investment sales (7)	(1)	—	—
Impairment of investments (8)	1	—	—
Restructuring and other (9)	5	0.01	0.01
Tax effect of adjustments (10)	(8)	(0.02)	(0.02)
Valuation allowance and other tax adjustments, net (11)	29	0.06	0.06
Adjusted net income (loss)	$176	$0.33	$0.33

Weighted average common shares (millions): (12)		534	534
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 11 to our Condensed Consolidated Financial Statements.
(3)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during the first quarter 2019.
(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses primarily related to our investments in Continental. For additional information regarding our investment in Continental, see Note 17 to our Condensed Consolidated Financial Statements.

(5)

Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during the first quarter 2019.

(6)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(7)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents gains or losses on various asset sales.
(8)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(9)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and legal settlements.
(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as net operating losses, foreign tax credits, capital losses, and disallowed foreign losses. The adjustment is primarily due to increases in U.S. net operating losses of $23, increases to credit carryovers subject to valuation allowance of $5, increases to assets at Yanacocha subject to valuation allowance of $1, and increases to assets at Merian subject to valuation allowance of $1. Amount is presented net of income (loss) attributable to noncontrolling interests of $(1).

(12)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to Newmont stockholders	$822	$87
Net income (loss) attributable to noncontrolling interests	2	32
Net loss (Income) from discontinued operations (1)	15	26
Equity loss (income) of affiliates	(37)	5
Income and mining tax expense (benefit)	(23)	125
Depreciation and amortization	565	312
Interest expense, net	82	58
EBITDA	$1,426	$645
Adjustments:
(Gain) loss on asset and investment sales (2)	(593)	(1)
Change in fair value of investments (3)	93	(21)
Impairment of investments (4)	93	1
Loss on debt extinguishment (5)	74	—
Goldcorp transaction and integration costs (6)	16	45
Restructuring and other (7)	7	5
COVID-19 specific costs (8)	2	—
Nevada JV transaction and integration costs (9)	—	12
Impairment of long-lived assets (10)	—	1
Adjusted EBITDA (11)	$1,118	$687
(1)	For additional information regarding our discontinued operations, see Note 11 to our Condensed Consolidated Financial Statements.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, primarily represents a $493 gain on the sale of Kalgoorlie in January 2020, a $91 gain on the sale of Continental and a $9 gain on the sale of Red Lake in March 2020.

(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 17 to our Condensed Consolidated Financial Statements.

(4)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(5)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of the 2022 Senior Notes and 2023 Senior Notes.
(6)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019.
(7)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements.
(8)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(9)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(10)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(11)

Adjusted EBITDA has not been adjusted for $20 of cash care and maintenance costs, included in Other expense, net, which primarily represent costs incurred associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during the period ended March 31, 2020.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

Three Months Ended March 31, 2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	133
Depreciation and amortization (1)	131
NGM EBITDA	$264
(1) See Note 4 to the Condensed Consolidated Financial Statements

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2020	2019
Net cash provided by (used in) operating activities	$936	$571
Less: Net cash used in (provided by) operating activities of discontinued operations	3	3
Net cash provided by (used in) operating activities of continuing operations	939	574
Less: Additions to property, plant and mine development	(328)	(225)
Free Cash Flow	$611	$349

Net cash provided by (used in) investing activities (1)	$1,123	$(275)
Net cash provided by (used in) financing activities	$(586)	$(143)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

Costs applicable to sales per ounce

	Three Months Ended March 31,
	2020	2019
Costs applicable to sales (1)(2)	$1,140	$935
Gold sold (thousand ounces)	1,460	1,338
Costs applicable to sales per ounce (3)	$781	$701
(1) Includes by-product credits of $24 and $8 during the three months ended March 31, 2020 and 2019, respectively.
(2) Excludes Depreciation and amortization and Reclamation and remediation.
(3) Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2020	2019
Costs applicable to sales (1)(2)	$192	$43
Gold equivalent ounces - other metals (thousand ounces) (3)	319	51
Costs applicable to sales per ounce (4)	$602	$848
(1)	Includes by-product credits of $— and $— during the three months ended March 31, 2020 and 2019, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020 and Gold ($1,200/oz.) and Copper ($2.75/lb.) pricing for 2019.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

Three Months Ended March 31, 2020
Cost applicable to sales, NGM (1)(2)	$243
Gold sold (thousand ounces), NGM	332
Costs applicable to sales per ounce, NGM (3)	$733
(1) See Note 4 to the Condensed Consolidated Financial Statements
(2) Excludes Depreciation and amortization and Reclamation and remediation.
(3) Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Three Months Ended March 31, 2020	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (10)
Gold
CC&V	$60	$1	$1	$—	$—	$—	$6	$68	65	$1,043
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	25	1	2	—	3	—	7	38	15	2,602
Porcupine	55	1	—	—	—	—	7	63	73	881
Éléonore	61	—	2	—	6	—	14	83	67	1,248
Peñasquito	64	1	—	—	—	2	9	76	97	769
Other North America	—	—	2	3	—	—	—	5	—	—
North America	310	4	8	3	9	2	47	383	359	1,067

Yanacocha	127	17	3	—	4	—	4	155	119	1,309
Merian	81	1	1	—	—	—	9	92	130	707
Cerro Negro	51	1	3	—	7	—	10	72	73	985
Other South America	—	—	—	2	—	—	—	2	—	—
South America	259	19	7	2	11	—	23	321	322	997

Boddington	131	3	1	—	—	3	25	163	148	1,094
Tanami	65	—	2	—	—	—	20	87	120	728
Other Australia	—	—	—	4	—	—	—	4	—	—
Australia	196	3	3	4	—	3	45	254	268	949

Ahafo	81	2	—	—	1	—	17	101	96	1,055
Akyem	51	7	—	—	—	—	6	64	83	766
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	132	9	—	2	1	—	23	167	179	930

Nevada Gold Mines	243	3	6	3	5	2	46	308	332	927
Nevada	243	3	6	3	5	2	46	308	332	927

Corporate and Other	—	—	12	51	2	—	6	71	—	—
Total Gold	$1,140	$38	$36	$65	$28	$7	$190	$1,504	1,460	$1,030

Gold equivalent ounces - other metals (11)
Peñasquito	$167	$2	$1	$—	$—	$46	$26	$242	288	$841
Boddington	25	—	—	—	—	2	5	32	31	1,035
Total Gold Equivalent Ounces	$192	$2	$1	$—	$—	$48	$31	$274	319	$860

Consolidated	$1,332	$40	$37	$65	$28	$55	$221	$1,778

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24 and excludes co-product revenues of $260.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $6 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $17, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $13 and $2, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Porcupine, $1 at Peñasquito, $1 at Yanacocha, $1 at Merian, $4 at Cerro Negro, $8 at Other South America, $2 at Tanami, $2 at Other Australia, $5 at Ahafo, $2 at Akyem, $2 at Other Africa, $1 at NGM and $3 at Corporate and Other, totaling $34 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes $3, $6, $4 and $7 of cash care and maintenance costs associated with our Musselwhite, Éléonore, Yanacocha and Cerro Negro sites, respectively, temporarily being placed into care and maintenance in response to the COVID-19 global pandemic, during the period ended March 31, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)	Other expense, net is adjusted for Goldcorp transaction and integration costs of $16,restructuring and other costs of $7 and incremental costs of responding to the COVID-19 pandemic of $2.
(8)

Includes sustaining capital expenditures of $61 for North America, $23 for South America, $47 for Australia, $23 for Africa, $46 for Nevada, and $6 for Corporate and Other, totaling $206 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $122 The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $15.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Three Months Ended March 31, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (9)
Gold
CC&V	$66	$1	$2	$1	$1	$—	$3	$74	75	$991
North America	66	1	2	1	1	—	3	74	75	991

Yanacocha	93	16	1	—	2	—	6	118	138	853
Merian	71	1	1	—	—	—	11	84	146	576
Other South America	—	—	—	3	—	—	—	3	—	—
South America	164	17	2	3	2	—	17	205	284	721

Boddington	146	3	—	—	—	4	11	164	169	973
Tanami	69	1	2	—	—	—	17	89	131	679
Kalgoorlie	50	—	—	—	—	—	9	59	54	1,078
Other Australia	—	—	—	3	1	—	1	5	—	—
Australia	265	4	2	3	1	4	38	317	354	897

Ahafo	86	1	3	—	—	—	18	108	136	794
Akyem	51	8	2	—	—	—	8	69	95	727
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	137	9	5	2	—	—	26	179	231	775

Carlin	184	2	4	2	1	—	29	222	214	1,033
Phoenix	48	1	—	—	—	2	5	56	52	1,077
Twin Creeks	51	1	2	—	—	—	12	66	77	860
Long Canyon	20	1	—	—	—	—	5	26	51	516
Other Nevada	—	—	5	—	—	—	1	6	—	—
Nevada	303	5	11	2	1	2	52	376	394	952

Corporate and Other	—	—	13	48	—	—	1	62	—	—
Total Gold	$935	$36	$35	$59	$5	$6	$137	$1,213	1,338	$907

Gold equivalent ounces - other metals (10)
Boddington	30	—	—	—	—	2	3	35	34	1,039
Phoenix	13	—	—	—	—	—	2	15	17	878
Total Gold Equivalent Ounces	$43	$—	$—	$—	$—	$2	$5	$50	$51	$985

Consolidated	$978	$36	$35	$59	$5	$8	$142	$1,263

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $8 and excludes co-product revenues of $64.
(3)	Includes stockpile and leach pad inventory adjustments of $3 at CC&V, $7 at Yanacocha, $7 at Boddington, $5 at Akyem, $18 at Carlin, and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $21, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $12 and $3, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $3 at Yanacocha, $9 at Other South America, $3 at Tanami, $1 at Kalgoorlie, $2 at Other Australia, $2 at Ahafo, $1 at Akyem, $1 at Other Africa, $4 at Carlin, $5 at Long Canyon, and $1 at Corporate and Other, totaling $33 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Goldcorp transaction and integration costs of $45, Nevada JV transaction implementation costs of $12, restructuring and other costs of $5 and impairment of long-lived assets of $1.

(7)

Includes sustaining capital expenditures of $2 for North America, $17 for South America, $36 for Australia, $25 for Africa, $54 for Nevada and $1 for Corporate and Other, totaling $135 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $90. The following are major development projects: Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion and Turquoise Ridge joint venture 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $7.
(9)	Per ounce measures may not recalculate due to rounding.
(10)	Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.) and Copper ($2.75/lb.) pricing for 2019.

Net debt to Pro forma adjusted EBITDA ratio

Management uses net debt to Pro forma Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Pro forma Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Pro forma Adjusted EBITDA. Net debt to Pro forma Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Pro forma Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Pro forma Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Pro forma Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Pro forma Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Pro forma Adjusted EBITDA as follows:

	Three months ended March 31, 2020	Three months ended December 31, 2019	Three months ended September 30, 2019	Three months ended June 30, 2019

Net income (loss) attributable to Newmont stockholders	$822	$565	$2,178	$(25)
Net income (loss) attributable to noncontrolling interests	2	(4)	26	25
Net loss (income) from discontinued operations	15	(28)	48	26
Equity loss (income) of affiliates	(37)	(42)	(32)	(26)
Income and mining tax expense (benefit)	(23)	129	558	20
Depreciation and amortization	565	613	548	487
Interest expense, net	82	84	77	82
EBITDA	1,426	1,317	3,403	589
EBITDA Adjustments:
Loss (gain) on asset and investment sales	(593)	2	1	(32)
Change in fair value of investments	93	(91)	(19)	(35)
Impairment of investments	93	—	1	—
Loss on debt extinguishment	74	—	—	—
Goldcorp transaction and integration costs	16	32	26	114
Reclamation and remediation charges	—	71	17	32
COVID-19 specific costs	2	—	—	—
Nevada JV transaction and integration costs	—	4	3	11
Gain on formation of Nevada Gold Mines	—	(24)	(2,366)	—
Restructuring and other	7	(23)	10	—
Impairment of long-lived assets	—	1	3	—
Adjusted EBITDA	1,118	1,289	1,079	679

Goldcorp adjusted EBITDA (prior to acquisition) (1)	—	—	—	(66)
Total pro forma adjusted EBITDA	$1,118	$1,289	$1,079	$613
12 month trailing Adjusted EBITDA	$4,099

Total Gross Debt	$6,739
Less: Cash and cash equivalents	3,709
Total net debt	$3,030

Net debt to pro forma adjusted EBITDA	0.7
(1)

Represents Goldcorp's pre-acquisition Adjusted EBITDA on a U.S. GAAP basis from April 1, 2019 through to the acquisition date, April 18, 2019. This amount is added to our adjusted EBITDA to include a full twelve months of Goldcorp results on a pro forma basis for the twelve months ended March 31, 2020. The pro forma adjusted EBITDA was derived from Goldcorp management unaudited financial information for the period from April 1, 2019 through to April 18, 2019, the acquisition date. Goldcorp's pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net Debt to Pro Forma Adjusted EBITDA ratio only.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,
	2020	2019
Consolidated gold sales, net	$2,321	$1,739
Consolidated copper sales, net	21	64
Consolidated silver sales, net	123	—
Consolidated lead sales, net	39	—
Consolidated zinc sales, net	77	—
Total sales	$2,581	$1,803
	Three Months Ended March 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,316	$34	$118	$50	$120
Provisional pricing mark-to-market	$12	$(11)	$(9)	$(2)	$(13)
Silver streaming amortization	$—	$—	$21	$—	$—
Gross after provisional pricing and streaming impact	$2,328	$23	$130	$48	$107
Treatment and refining charges	$(7)	$(2)	$(7)	$(9)	$(30)
Net	$2,321	$21	$123	$39	$77
Consolidated ounces (thousands)/ pounds (millions) sold	$1,460	13	8,678	60	124
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,587	$2.48	$13.59	$0.83	$0.97
Provisional pricing mark-to-market	$9	$(0.81)	$(1.00)	$(0.03)	$(0.11)
Silver streaming amortization	$—	$—	$2.39	$—	$—
Gross after provisional pricing and streaming impact	$1,596	$1.67	$14.98	$0.80	$0.86
Treatment and refining charges	$(5)	$(0.11)	$(0.85)	$(0.16)	$(0.24)
Net	$1,591	$1.56	$14.13	$0.64	$0.62
(1) Per ounce measures may not recalculate due to rounding.

	Three Months Ended March 31, 2019
	Gold	Copper
	(ounces)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$1,745	$63
Provisional pricing mark-to-market	—	3
Gross after provisional pricing and streaming impact	1,745	66
Treatment and refining charges	(6)	(2)
Net	$1,739	$64
Consolidated ounces (thousands)/ pounds (millions) sold	1,338	22
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,304	$2.85
Provisional pricing mark-to-market	—	0.15
Gross after provisional pricing and streaming impact	1,304	3.00
Treatment and refining charges	(4)	(0.11)
Net	$1,300	$2.89
(1) Per ounce measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2020	2019
Consolidated gold sales, net	$2,321	$1,739
Consolidated other metal sales, net	260	64
Sales	$2,581	$1,803

Costs applicable to sales	$1,332	$978
Less: Consolidated other metal sales, net	(260)	(64)
By-Product costs applicable to sales	$1,072	$914
Gold sold (thousand ounces)	1,460	1,338
Total Gold CAS per ounce (by-product)	$734	$683

Total AISC	$1,778	$1,263
Less: Consolidated other metal sales, net	(260)	(64)
By-Product AISC	$1,518	$1,199
Gold sold (thousand ounces)	1,460	1,338
Total Gold AISC per ounce (by-product)	$1,040	$896
(1) Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Tuesday, May 5, 2020 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10140243

Webcast Details

Title: Newmont First Quarter 2020 Earnings Conference Call
URL: https://event.on24.com/wcc/r/2160421/6C79B7D5582AEB54A2E19414DE225598

The first quarter 2020 results will be available before the market opens on Tuesday, May 5, 2020 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, future dividends plans, share repurchases and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; (xi) expectations regarding the future exploration, development of the project pipeline, (xii) integration work, asset development and future results related to the Nevada joint venture; (xiii) expectations regarding expense outlook, including G&A, interest expense, depreciation and amortization and tax rate; (xiv) expectations regarding duration of care and maintenance, as well as ramp up of sites from care and maintenance, including time necessary to resume operations at impacted sites, and (xv) other expectations regarding the impact of the COVID-19 pandemic on the financial and operating results and the overall business, including with respect to the Company’s guidance. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of COVID-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), and the possibility of additional waves of the pandemic or increases of incidents of COVID-19 in the areas and countries in which we operate. Investors are reminded that other than the first quarter 2020 dividend announced on April 21, 2020, dividends for the remainder of 2020 have not yet been approved or declared by the Board of Directors. An annualized dividend level has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and statements with respect to future dividends are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The duration, scope and impact of COIVD-19 presents additional uncertainties with respect to future dividends and no assurance is being provided that the Company will pay future dividends at the increased payment level. The Board of Directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on the common stock of the Company, the Board of Directors may revise or terminate the payment level at any time without prior notice. Further, with respect to the stock repurchase program, investors are reminded that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to execute on the full authorized amount. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors”, as well as the COVID-19 related “Risk Factor” in the Quarterly Report on Form 10-Q for the year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission on or about May 5, 2020 available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Contacts

Media Contact
Omar Jabara
303.837.5114
omar.jabara@newmont.com

Investor Contact
Jessica Largent
303.837.5484
jessica.largent@newmont.com